Exhibit 3.3

CERTIFICATE OF CORRECTION

TO THE

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

OF

SERIES C PREFERRED STOCK

OF

OPTICAL SENSORS INCORPORATED

Optical Sensors Incorporated is a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Optical Sensors Incorporated.

2.	That a Certificate of Designation of Rights and Preferences of Series C Preferred Stock was filed by the Secretary of State of Delaware on May 6, 2005 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate to be corrected is the inadvertent omission of certain terms from the definition of “Additional Shares of Common Stock” contained in Section 2.1 thereof.

4.	Section 2.1(a) of said Certificate is corrected to read as follows:

“(a)(i) shares of Common Stock issued upon conversion of Series A preferred stock, Series B preferred stock or Series C preferred stock of the Corporation, (ii) shares issuable upon the exercise of warrants issued to Fleming Securities, Inc. in connection with the Series C Preferred of the Corporation; (iii) shares of Common Stock issued upon exercise of options, warrants or other rights to acquire Common Stock outstanding as of the date of this Certificate;”

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Paulita LaPlante, its President and Chief Executive Officer, this 10th day of May, 2005.

OPTICAL SENSORS INCORPORATED

A Delaware Corporation

By:	/s/ Paulita LaPlante
Name:	Paulita LaPlante
Title:	President and Chief Executive Officer